                                                                    Exhibit 2
                                                                    ---------



[LACLEDE   THE LACLEDE GROUP is a public holding company committed to
  GROUP    providing reliable natural gas service through our regulated core
  LOGO] utility operations while developing a presence in non-regulated activities that fit well and provide opportunities for sustainable growth.

     THE LACLEDE GROUP became operational on October 1,
2001. Our holding company structure gives us the            [MAP OF THE
flexibility to grow our enterprise through                  LACLEDE GAS
non-regulated activities while maintaining our high         SERVICE AREA]
level of safe and reliable utility service to our natural gas customers.

     LACLEDE GAS COMPANY -- our primary subsidiary -- is the largest natural gas distribution utility in Missouri, serving more than 630,000 residential, commercial and industrial customers in St. Louis and surrounding counties of eastern Missouri. As an adjunct to our distribution service, we also operate underground natural gas storage fields.

     SM&P UTILITY RESOURCES, INC., one of the nation's largest underground locating and marking service businesses, became a wholly owned, non-regulated subsidiary of The Laclede Group on January 28, 2002, when we acquired SM&P in a $43 million cash transaction. SM&P, which is headquartered in Carmel, Indiana, performs well over 10 million locates a year in 10 centrally located states. Its revenue flow not only diversifies The Laclede Group's earnings but is counter-seasonal to those of our core utility.

     Our acquisition of SM&P is a significant first step in achieving our goal of creating a growth component. SM&P fits all our strategic criteria; it is the right size and scope and has a complementary geographic footprint. It is one of the two largest companies in a growing industry primarily served by four major players, and we are familiar with both the industry and the company. We have been impressed with SM&P's employees and its management team, and we are confident they will enhance our commitment to reliable customer service. We expect this acquisition to be accretive to earnings in fiscal 2002.

---------------------------
NYSE Symbol: LG
---------------------------

COMMON STOCK
o 18,877,987 SHARES
  OUTSTANDING
o CASH DIVIDENDS PAID
  SINCE 1946
o DIVIDENDS CURRENTLY
  $1.34 PER SHARE ANNUALLY
o DIVIDENDS TYPICALLY
  PAYABLE FIRST BUSINESS
  DAY OF JANUARY, APRIL,
  JULY AND OCTOBER
o INCLUDED IN STANDARD
  & POOR'S SMALLCAP
  600 INDEX

CORPORATE CREDIT RATING
STANDARD & POOR'S    A+
LACLEDE GAS CREDIT RATINGS
STANDARD & POOR'S:   A+
MOODY'S:             A1
FITCH:               A+
ANALYSTS
A.G. EDWARDS & SONS
  DANIEL M. FIDELL
BERENSON MINELLA
  EDWARD J. TIRELLO, JR.
EDWARD JONES
  JOE COYLE
MERRILL LYNCH GLOBAL
SECURITIES
  SAM BROTHWELL
FOUNDED
IN 1857 AS LACLEDE GAS
LIGHT COMPANY AND BECAME
LACLEDE GAS COMPANY
IN 1950
FISCAL YEAR END
SEPTEMBER 30

---------------------------
Corporate Headquarters:
720 Olive Street
St. Louis, Missouri 63101
www.lacledegas.com
---------------------------

                   May 2002

                               -----------------
------------------------------ THE LACLEDE GROUP -----------------------------
                               -----------------

-----------------
Measured Growth  -----------------------------------------------------------
-----------------

     We have created and staffed a Business and Services Development group to define additional new growth opportunities in non-regulated arenas with which we are familiar and have some expertise.

     Our acquisition strategy will focus on opportunities that provide a solid, strategic fit. We will not be impulse buyers, but rather we will carefully manage the process to enhance shareholder returns.

------------------
Improve the Core  -----------------------------------------------------------
------------------

     Our strategy for the core business calls for operational improvements, stabilizing earnings, addressing weather volatility and achieving a regulatory compact that allows us to focus on business results. On January 25, 2002, we proposed a new rate structure that would increase base rates to cover our cost of operating and maintaining over 15,000-mile distribution and storage system, to stabilize the core's revenues and to mitigate the impact on customer bills caused by the dramatic variations in weather that continue to occur in the Laclede Gas service area.

     To improve our core business, we developed and implemented a comprehensive internal business planning process to translate our strategic direction into initiatives to guide day-to-day activities and measure results.

-----------------------------------------------------------------------------------------------------
                                                                           Fiscal Year Ended 9/30
  Financial Highlights                         6 months    6 months     ---------------------------
                                                 3/02        3/01        2001      2000       1999
  Net Income (millions)                         $28.46      $39.22      $30.47    $25.96     $26.06
-----------------------------------------------------------------------------------------------------
  Earnings/Share                                 $1.51       $2.08       $1.61     $1.37      $1.43
-----------------------------------------------------------------------------------------------------
  Dividends/Share (current $1.34 per share)       $.67        $.67       $1.34     $1.34      $1.34
-----------------------------------------------------------------------------------------------------
  Payout Ratio                                       -           -         63%       98%        94%
-----------------------------------------------------------------------------------------------------
  Book Value/Share                              $16.10      $16.40      $15.26    $14.99     $14.96
-----------------------------------------------------------------------------------------------------
  Construction Expenditures (millions)           $22.7       $21.2       $47.0     $51.6      $48.7
-----------------------------------------------------------------------------------------------------
  Return on Equity - ending                          -           -       10.5%      9.1%       9.2%
-----------------------------------------------------------------------------------------------------
  Shares - end of period (thousands)            18,878      18,878      18,878    18,878     18,878
-----------------------------------------------------------------------------------------------------
  Percent Colder (Warmer) than Normal             (16)          13          10      (16)       (12)
-----------------------------------------------------------------------------------------------------

-------------
Laclede Gas  ----------------------------------------------------------------
-------------

     UTILITY MARKET PROFILE -- Laclede Gas sells natural gas primarily to residential and commercial customers, who use the fuel for heating.
     o 67% of net revenues are residential
     o 98% of new homes in Laclede's service area are heated with gas
     o 86% heating market saturation

     GAS SUPPLY -- While focusing significant efforts on the innovative acquisition and management of our natural gas supply resources, Laclede Gas is using a portfolio approach to meet our strategy of providing dependable and competitively priced gas supplies. We purchase natural gas from a diverse group of suppliers, using primarily Mid-Continent and Gulf Coast gas sources with offshore access. Gas supplies are delivered to Laclede's system via our strategic upstream pipeline transportation network. We own and operate market-area storage facilities that can provide nearly 42% of our total peak day requirements and contract for additional storage capacity on one of our pipeline suppliers' systems in Louisiana. Combined, these storage assets hold 33% of Laclede's normal annual throughput. Laclede retains revenues gained from off-system sales and the release of upstream pipeline capacity.

--------------------------------
Other Non-Regulated Activities  ---------------------------------------------
--------------------------------

     LACLEDE ENERGY RESOURCES, INC., a wholly owned subsidiary of The Laclede Group, provides both on-system transportation customers and customers outside of Laclede's historical service area with another choice of unregulated natural gas marketing suppliers. Laclede Energy Resources' sales to industrial and commercial businesses, local distribution companies, municipal gas utilities and other gas marketers continue to increase.
We are providing a significant portion of the natural gas needed to fuel Aquila's 600-megawatt natural gas-fired power plant near Kansas City, Missouri.

-----------------------
Balance Sheet Profile  ------------------------------------------------------
-----------------------

     The Laclede Group remains committed to solid corporate credit ratings. Equity currently represents approximately 50% of our total capitalization. American Express, with about 8% of the outstanding stock, represents employee holdings through the Company's 401(k) plans. Institutions hold about 25% of Laclede Group stock.


---------------------------------------------------------------------------------------------------
  FOR MORE INFORMATION, CONTACT:             THE LACLEDE GROUP            (314) 342-0503
  MARY C. KULLMAN                            720 OLIVE, ROOM 1518         mkullman@lacledegas.com
  SECRETARY AND ASSOCIATE GENERAL COUNSEL    ST. LOUIS, MISSOURI 63101    www.lacledegas.com

---------------------------------------------------------------------------------------------------

THIS CONTAINS FORWARD-LOOKING STATEMENTS. FUTURE RESULTS MAY BE DIFFERENT DUE TO VARIOUS UNCERTAINTIES AND RISK FACTORS, AS DISCUSSED IN OUR MARCH 31, 2002, FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.